Exhibit 3.15.1

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “HAWKER BEECHCRAFT DEFENSE COMPANY, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2011, AT 3:40 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
4956288 8100	AUTHENTICATION: 8651923
110337249 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 03-28-11

State of Delaware Secretary of State Division of Corporations Delivered 03:40 PM 03/24/2011 FILED 03:40 PM 03/24/2011 SRV 110337249 - 4956288 FILE

CERTIFICATE OF FORMATION

OF

HAWKER BEECHCRAFT DEFENSE COMPANY, LLC

1. The name of the limited liability company is Hawker Beechcraft Defense Company, LLC;

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Hawker Beechcraft Defense Company, LLC this 24th day of March, 2011.

Alexander L. W. Snyder, Authorized Person

STATE OF DELAWARE

APPLICATION FOR TRANSFER OF

LIMITED LIABILITY COMPANY NAME

PURSUANT TO TITLE 6, SECTION 18-103

OF THE DELAWARE CODE

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE:

1.	NAME AND ADDRESS OF APPLICANT:

Hawker Beechcraft Corporation

2.	WE RESERVED THE FOLLOWING LIMITED LIABILITY NAME FOR A PERIOD OF 120 DAYS:

Hawker Beechcraft Defense Company, LLC

3.	PLEASE HAVE THE RESERVATION TRANSFERRED TO:

The Corporation Trust Company

By:

Signature of Applicant

Name:	Barbara L. Allen
Print or Type
Assistant Secretary Hawker Beechcraft Corporation